EXHIBIT 99.1

Contact:
VisualMED Clinical Solutions Corp.

Barry Scharf

Chief Operating Officer

(514) 274-1115

Annual reports concludes an very active year.

MONTREAL - October 5, 2005 - VisualMED Clinical Solutions Corp. (NASDAQ OTC BB: VMCS - News)

On September 29, 2005, VisualMed Clinical Solutions Corp. (the “Company”) filed its annual report for the fiscal year ended June 30, 2005. At June 30, 2005, cash and cash equivalents stood at approximately $430,000 and total assets of approximately $874,924. The annual report showed that the Company spent approximately $561,000 on product development during fiscal 2005 adapting its modules to better meet customers’ needs. Taking out a one time non-cash restructuring cost of $4.5 million, to date the Company’s operating cash requirements are shown to have been $1,766,026, or on average approximately $221,000 per month.

“We are excited about the positive financial condition and the current business strategy of the Company” says Gerard Dab, Chairman and Chief Executive Officer, “ we believe the Company is well positioned to capitalize on the growing market for our type of product in North America and Europe.”

In terms of implementation activities, the Company is currently managing projects at three client hospitals located in Michigan, Kansas and Montreal. The Company expects all three projects to be completed and go in production before the end of calendar 2005.

Market opportunities for the Company’s line of products have increased significantly over the course of the year. In the United States we are in various stages of negotiations with a growing number of prospective clients. In Europe, we continue to be active in responding to demands from some hospitals in France and Italy and continue to follow the bidding process.

Although we believe that we are well placed to win some of these customers, we also recognize that such transactions have a long cycle life until final signing. The Company has no debts and sufficient liquidity to execute its business plan, having currently close to

$1.0 million in cash or cash equivalents on hand. This, combined with the continuing exercise of the warrants the Company issued in a private placement in March 2005, will provide a total of close to $2.3 million to finance operations well into fiscal 2007. This does not take into consideration payments from current customers.

About VisualMED and its products

VisualMED Clinical Solutions Corp. is a leading provider of clinical informatics solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the morbidity and mortality associated with medication error. The Company is involved in major government initiatives on three continents to modernize hospitals and healthcare delivery.

Detailed information on our Company and its products is available on our Website at www.visualmedsolutions.com.

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management’s best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company’s products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.